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                                                                    Exhibit 23.3



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 Amendment No. 1 of our report dated February 15, 1994, relating to the combined balance sheets of the Caltex Group of Companies as of December 31, 1993 and 1992 and the related combined statements of income, retained earnings and cash flows and related supporting schedules for each of the years in the three year period ended December 31, 1993, which report appears in Chevron Corporation's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.


KPMG PEAT MARWICK LLP

Dallas, Texas
March 10, 1995